UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 7, 2026

Cardinal Health, Inc.
(Exact name of registrant as specified in its charter)

Ohio	1-11373	31-0958666
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7000 Cardinal Place, Dublin, Ohio 43017
(614) 757-5000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common shares (without par value)	CAH	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 1.01: Entry into a Material Definitive Agreement
On August 7, 2026, Cardinal Health, Inc., (the “Company”), Wells Fargo Bank, National Association (“WF”), as Administrative Agent, Wells Fargo Securities, LLC, BofA Securities, Inc., Goldman Sachs Bank USA, JPMorgan Chase Bank, N.A., as Joint Lead Arrangers and Joint Bookrunners, and Goldman Sachs Bank USA and JPMorgan Chase Bank, N.A., Barclays Bank plc, Deutsche Bank AG New York Branch, HSBC Bank USA, National Association, PNC Bank, National Association and The Bank of Nova Scotia, as Documentation Agents entered into an unsecured Credit Agreement (the “Credit Agreement”).
The Credit Agreement, among other things, allows the Company access to $4.0 billion of revolving credit through August 7, 2031 (the “Termination Date”). The Company is permitted, subject to certain conditions specified in the Credit Agreement, to extend the Termination Date by up to two years. The revolving credit facility replaces the Company’s existing 364-day and five-year revolving credit facilities and its existing receivables sale facility program as described in Item 1.02 of this Current Report on Form 8-K.
The Credit Agreement contains customary representations and affirmative and negative covenants. The financial covenant in the Credit Agreement requires the Company to maintain, as of the last day of any fiscal quarter, a Consolidated Net Leverage Ratio, as such term is defined in the Credit Agreement and subject to certain conditions contained therein, of no greater than 4.00 to 1.00. The Credit Agreement also contains customary events of default (including non-payment of principal or interest and breaches of covenants). The Company will use this revolving credit facility for general corporate purposes.
The foregoing summary of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, which is filed as an exhibit hereto and is incorporated herein by reference.
From time to time, the financial institutions party to the Credit Agreement or their affiliates have performed, and may in the future perform, various commercial banking, investment banking and other financial advisory services for the Company. The Company pays these financial institutions customary fees and expenses for these services. For example, an affiliate of WF serves as a dealer under the Company’s commercial paper program.
Item 1.02: Termination of a Material Definitive Agreement
On August 7, 2026, the Company terminated its Five-Year Credit Agreement, dated as of February 27, 2023, between the Company, JPMorgan Chase Bank, N.A., as Administrative Agent, Joint Lead Arranger and Joint Book Manager, Bank of America, N.A. and Wells Fargo Bank, National Association as Syndication Agents, Barclays Bank PLC, Deutsche Bank Securities, Inc., Goldman Sachs Bank USA, HSBC Bank USA, N.A., and MUFG Bank, Ltd. as Documentation Agents, and BofA Securities, Inc. and Wells Fargo Securities, LLC, as Joint Lead Arrangers and Joint Book Managers. This facility provided $2.0 billion of revolving credit to the Company.
On August 7, 2026, the Company also terminated its 364-Day Credit Agreement, dated as of October 7, 2025, between the Company, each lender from time to time party thereto, and Bank of America, N.A. (“BOA”), as Administrative Agent. This facility provided $1.0 billion of revolving credit to the Company.
On August 7, 2026, the Company and certain of its subsidiaries terminated (i) the Fifth Amended and Restated Receivables Purchase Agreement, dated as of September 1, 2023, among Cardinal Health Funding, LLC, a receivables financing subsidiary of Griffin Capital, LLC, Cardinal Health 23 Funding, LLC (“CH-23 Funding”), a receivables financing subsidiary of Cardinal Health 23, LLC (“CH-23”), Griffin Capital, a receivables financing indirect subsidiary of the Company, as original servicer, CH-23, a receivables financing indirect subsidiary of the Company, as servicer, Wells Fargo Bank, N.A., Liberty Street Funding LLC, The Bank of Nova Scotia, PNC Bank, National Association, Bank of America, National Association, Victory Receivables Corporation and MUFG Bank, LTD and (ii) the Performance Guaranty by the Company in favor of CH-23 Funding to guarantee the performance by the Company’s affiliated originators of receivables and by CH-23 as servicer of their respective obligations. This facility provided for a committed receivables sale program of $1.0 billion.
The Credit Agreement described under Item 1.01 above replaced the terminated facilities described under this Item 1.02. There were no penalties incurred by the Company as a result of the terminations.
From time to time, the financial institutions party to the terminated facilities described above or their affiliates have performed, and may in the future perform, various commercial banking, investment banking and other financial advisory services for the Company. The Company pays these financial institutions customary fees and expenses for these services. For example, affiliates of BOA and JPM serve as dealers under the Company’s commercial paper program.

Item 2.03: Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
The information required by Item 2.03 of Form 8-K is set forth in Item 1.01 “Entry into a Material Definitive Agreement” above, the contents of which are incorporated by reference herein.

Item 9.01: Financial Statements and Exhibits
(d) Exhibits

Exhibit Number	Exhibit Description
10.1

Credit Agreement, dated August 7, 2026, between the Company, the lenders and letter of credit issuers from time to time party thereto and Wells Fargo Bank, National Association, as Administrative Agent

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

Signatures
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cardinal Health, Inc.
(Registrant)

Date:	August 11, 2026	By:	/s/ AARON E. ALT
Aaron E. Alt
Chief Financial Officer

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